Exhibit 99.1

Press Contacts:

John Stewart	Joan Geoghegan
Progress Software Corporation	Schwartz Communications, Inc.
(781) 280-4101	(781) 684-0770
jstewart@progress.com	progress@schwartz-pr.com

PROGRESS SOFTWARE RECEIVES NOTICE FROM NASDAQ
DUE TO LATE FILING OF FORM 10-Q
COMPANY WILL REQUEST HEARING

BEDFORD, Mass., July 25, 2006—Progress Software Corporation (NASDAQ: PRGS) a supplier of leading technology to develop, deploy, integrate and manage business applications, today announced that, as a result of the delay in filing its Quarterly Report on Form 10-Q for the three months ended May 31, 2006, it has received a Nasdaq Staff Determination Letter dated July 19, 2006 indicating that the company’s common stock is subject to delisting from the Nasdaq Global Select Market pursuant to Nasdaq Marketplace Rule 4310(c)(14). That rule requires companies listed on Nasdaq to file on a timely basis all reports and other documents that are required to be filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.
As previously announced, Progress Software is undertaking a voluntary review of its stock option practices. Because the option review is not yet complete and its impact on the stock-based compensation charges and related tax matters in the company’s financial statements for the periods ended May 31, 2006 and 2005 has not yet been determined, the company has not been able to file its Quarterly Report on Form 10-Q for the period ended May 31, 2006 on a timely basis.
Progress Software will appeal the Nasdaq Staff’s determination by requesting a hearing before the Nasdaq Listing Qualifications Panel pursuant to Nasdaq Marketplace Rule 4805. The hearing request will automatically stay the delisting of the company’s common stock pending the Panel’s review and determination.
Until the Panel issues a determination following the hearing, and thereafter during the period of any conditional exception granted by the Panel, the company’s common stock will continue to be listed on the Nasdaq Global Select Market. There can be no assurance that the determination of the Panel following the hearing will be favorable, or that any conditional exception will be granted by the Panel.

About Progress Software Corporation
Progress Software Corporation (Nasdaq: PRGS) is a global industry leader providing application infrastructure software for all aspects of the development, deployment, integration and management of business applications. Headquartered in Bedford, Mass., Progress can be reached at www.progress.com or +1-781-280-4000.